Exhibit 10.14

Date: 8 DECEMBER 2022

(1)	SUPER HI INTERNATIONAL HOLDING LTD.
(2)	FUTU TRUSTEE LIMITED

TRUST DEED

relating to

SUPER HI INTERNATIONAL HOLDING LTD. SHARE AWARD SCHEME TRUST II

THIS TRUST DEED is made this 8th day of December, 2022

BETWEEN:

(1)	SUPER HI INTERNATIONAL HOLDING LTD., a company incorporated in Cayman Islands whose registered office is at Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands (the “Company”); and

(2)	FUTU TRUSTEE LIMITED, a company incorporated in Hong Kong whose registered office is at Unit C1-2, 13/F, United Centre, No. 95 Queensway, Admiralty, Hong Kong (the “Trustee”).

WHEREAS:

(A)	On June 24th, 2022, the Company established a share award scheme (the “Scheme”) by adopting the rules of the Scheme Rules (as defined below and in its present form, as set out in Schedule 1 herein). The parties hereto establish, by the execution of this Trust Deed, a trust (the “Trust”) for the purpose of servicing the Scheme including facilitating the acquisition (by way of purchase, subscription, acceptance as gift, or receiving an assignment, a conveyance or a transfer) and holding of the Shares (as defined in this Trust Deed) for the benefit of the Selected Participants (as defined in this Trust Deed) who are connected persons of the Group in accordance with the Trust Deed and the Scheme Rules.

(B)	It is contemplated that, in addition to the initial sum of HK$100, there may be (1) sums of money to be transferred, paid or credited from time to time by the Company, any Subsidiary (as defined below) or any party designated by the Company to the Trustee to enable the Trustee to exercise its powers (i) to purchase or subscribe for (as the case may be), pursuant to the Scheme Rules, the Shares on the market or from the Company (as the case may be), and/or (ii) to pay expenses and/or to meet cash outlay requirements that occur in the course of and/or for the purpose of the administration of this Trust, and/or (2) Shares to be issued (credited as fully paid) by the Company or to be gifted, assigned, conveyed or transferred by any party designated by the Company to the Trustee from time to time. The Trustee shall, upon acceptance by the Trustee (subject to prior written direction and/or consent of the Board) of such sums of money or Shares, hold the same upon the trust hereof and pursuant to the Scheme Rules, with power to pay expenses in relation to the administration of the Trust.

(C)	The Trustee has agreed to act as the first trustee of the Trust.

NOW THIS DEED WITNESSETH as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Trust Deed, the following words and expressions shall, unless the context otherwise requires, have the following respective meanings:

“Adoption Date” means 24 June 2022, being the date on which the Board approved the Scheme;

“Award” has the meaning as defined in the Scheme Rules;

“Award Letter” has the meaning as defined in the Scheme Rules; “Award Shares” has the meaning as defined in the Scheme Rules; “Board” has the meaning as defined in the Scheme Rules;

“Business Day” has the meaning as defined in the Scheme Rules;

“Companies Ordinance” means the Companies Ordinance (Chapter 622 of the Laws of Hong Kong) as amended from time to time;

“Company” means Super Hi International Holding Ltd. and any company into which Super Hi International Holding Ltd. may be merged, amalgamated or reconstructed with the result that Super Hi International Holding Ltd. no longer exists as a separate entity;

“connected person” shall have the meaning as defined in the Scheme Rules;

“CRS” means the standard for automatic exchange of financial account information developed by the Organisation for Economic Co-Operation and Development as amended from time to time, commonly known as the Common Reporting Standard and any legislation, regulation or guidance enacted in any jurisdiction which seeks to implement such standard;

“Distributions and Proceeds” means (i) the cash and non-cash income, dividends or distributions; and/or (ii) the sale proceeds of non-cash and non-scrip distributions, in respect of a Share;

“Delegate(s)” means the remuneration committee of the Board or any person(s) delegated with powers and authorities to administer the Scheme pursuant to Rule 5 of the Scheme Rules;

“Eligible Person” has the meaning as defined in the Scheme Rules;

“FATCA” means (a) sections 1471 to 1474 of the United States Internal Revenue Code of 1986 as amended, and/or any other sections thereof subsequently enacted to supplement or replace such sections, and/or or any associated regulations or other official guidance; (b) any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or (c) any agreement pursuant to the implementation of paragraphs (a) and (b) above with the US Internal Revenue Service, the US government or any governmental or tax authority in any other jurisdiction;

“Fee Acknowledgement Letter” means the engagement agreement regarding the provision of trustee services to the Company by the Trustee in relation to the Scheme made or to be made between the Company and the Trustee, as the same may subsequently be validly amended by the parties in writing;

“Fees” means all fees, costs and expenses incurred by the Trustee in connection with the Trust or otherwise indicated in the Fee Acknowledgement Letter;

“Grant Date” means the date on which the grant of an Award is made to a Selected Participant;

“Group Company” means the Company or any Subsidiary;

“Holdco” means a company incorporated under the laws of the British Virgin Islands, which is a direct wholly-owned subsidiary of the Trustee as trustee of the Trust and designated in writing by the Trustee;

“Listing Rules” has the meaning as defined in the Scheme Rules;

“Purchase Price” has the meaning as defined in the Scheme Rules;

“Related Entity” means the holding companies, fellow subsidiaries or associated companies of the Company;

“Related Entity Participants” means directors and employees of the Related Entity;

“Scheme” means the Super Hi International Holding Ltd. Share Award Scheme, adopted by the Company on the Adoption Date, as the same may be validly amended after the date of this Trust Deed;

“Scheme Rules” means the rules of the Scheme in its present form (as set out in Schedule 1) or any validly amended form;

“Selected Participant” has the meaning as defined in the Scheme Rules to whom the Trustee is entitled to transfer Shares in accordance with Clause 2.1 (where the context permits, in the event of the death of a Selected Participant, this term also includes the legal personal representative of the Selected Participant acting in such capacity);

“Share(s)” means ordinary shares with a nominal value of US$0.000005 each in the share capital of the Company or, if there has been a sub-division, reduction, consolidation, reclassification or reconstruction of the share capital of the Company, the shares forming part of the ordinary share capital of the Company of such nominal amount as shall result from any such sub-division, reduction, consolidation, reclassification or reconstruction;

“Subsidiary” has the meaning as defined in the Scheme Rules;

“Trust” has the meaning given to it in the Scheme Rules;

“Trust Fund” means any property held on the terms of the Trust;

“Trust Period” means the period beginning with the Adoption Date and ending upon the first to happen of the following, namely:

(a)	such date, being the 10th anniversary date of the Adoption Date; or

(b)	the date when an order for the winding-up of the Company is made or a resolution is passed for the voluntary winding-up of the Company (otherwise than for the purposes of, and followed by, an amalgamation or reconstruction in such circumstances that substantially the whole of the undertaking, assets and liabilities of the Company pass to a successor company); or

(c)	the date as may be informed by the Company that the Scheme shall be terminated;

“Trustee” means the trustee or trustees for the time being of the Trust; and

“Vesting Notice” has the meaning as defined in the Scheme Rules.

1.2	Terms defined in the Scheme Rules

Capitalised terms which are defined in the Scheme Rules and not defined in this Trust Deed shall have the meaning given to them in the Scheme Rules, unless the context otherwise requires.

1.3	Statutory provisions

In this Trust Deed, any references, express or implied, to statutes, statutory provisions or rules shall be construed as references to those statutes, provisions or rules as respectively amended, consolidated or re-enacted or as their application is modified from time to time by other provisions (whether before or after the date hereof) and shall include any statutes, provisions and rules of which they are reenacted (whether with or without modification) and shall include any subsidiary legislation enacted under the relevant statute, provision or rule.

1.4	Meaning of references

In this Trust Deed, except insofar as the context otherwise requires:

(a)	words denoting the singular shall include the plural and vice versa;

(b)	words denoting the masculine gender shall include the feminine gender;

(c)	paragraph headings are inserted for convenience of reference only and shall be ignored in the interpretation of this Trust Deed; and

(d)	references to “this Trust Deed” shall mean this deed as from time to time amended by deed expressed to be supplemental to this Trust Deed and references herein to Clauses are to clauses in this Trust Deed.

2	DECLARATION OF TRUST

2.1	Trust during the Trust Period

The Trust Fund shall be held directly or indirectly by the Trustee on trust during the Trust Period:

(a)	to the extent that the Trust Fund comprises Shares, to transfer those Shares following the vesting of Awards in satisfaction of those awards:

(i)	to any one or more of the Selected Participants; or

(ii)	to any one or more persons who, at the time the relevant Shares were acquired (as determined by the Trustee) was a Selected Participant, but at the time of vesting of the relevant Award is no longer a Selected Participant by reason of having ceased to be an Eligible Person; and

(b)	to the extent that the Trust Fund comprises property other than Shares:

(i)	to be used to acquire Shares by way of purchase of existing Shares or by way of subscription for new Shares; or

(ii)	to pay that property to or for the benefit of any one or more of the Selected Participants in satisfaction of an obligation to the relevant person or persons arising pursuant to the Scheme (including without limitation the payment of stamp duty on a transfer of Shares by the Trustee (or Holdco) to a Selected Participant), in accordance with the provisions of the Scheme Rules.

2.2	Trust after the end of the Trust Period

Subject always to any payment or application pursuant to any direction of the Board or the Delegate(s) under Clause 2.1 above, on the Business Day following the settlement, lapse, forfeiture or cancellation (as the case may be) of the last outstanding Award made under the Scheme, the Trustee shall sell (or cause Holdco to sell) all the Shares remaining in the Trust within a reasonable time period as agreed between the Trustee and the Board or the Delegate(s), and remit all cash and net proceeds of such sale and such other funds remaining in the Trust (after making appropriate deductions in respect of all reasonable disposal costs, expenses and other existing and future liabilities in accordance with this Trust Deed) to the Company. For the avoidance of doubt, the Trustee or Holdco shall not transfer any Shares to the Company nor may the Company otherwise hold any Shares whatsoever (other than the proceeds in the sale of such Shares).

3	DISTRIBUTIONS AND VOTING

3.1	Restriction on exercise of voting rights

Notwithstanding that the Trustee or the Holdco (as the case may be) is the legal owner of the Shares held upon trust pursuant to this Trust Deed, the Trustee shall abstain, and shall procure the Holdco to abstain, from exercising the voting rights attached to such Shares.

For the avoidance of doubt, no Selected Participant may exercise any voting rights attached to any Award Shares unless and until the Shares underlying the Award are actually transferred to the Selected Participant in accordance with the terms of this Trust Deed.

3.2	Application of Distributions and Proceeds

Whilst and for so long as Shares are held by the Trustee (or Holdco) in the Trust Fund and no beneficial interest in those Shares has been vested in any beneficiary or object of the Trust, the Trustee may in accordance with the Scheme Rules apply all or part of the Distributions and Proceeds arising from those Shares for the benefits and interests of the Scheme or in satisfaction of any obligation of the Trustee under this Trust Deed, including without limitation: -

(a)	to acquire additional Shares on the market to cover additional Award Shares granted by the Company;

(b)	to subscribe for additional new Shares issued by the Company;

(c)	to settle the Fees and other fees, costs and expenses incurred for the Trust out of trust property.

4	OPERATION OF THE SCHEME

4.1	Notification of grant of Awards

As soon as practicable after the grant of any Awards to a person who at the Grant Date is a Selected Participant, the Company shall notify the Trustee of:

(a)	the name of each such person to whom such Award has been made;

(b)	the number of Shares to which each such Award relates;

(c)	the date or dates on which each such Award is expected to vest.

The Company shall as soon as practicable notify the Trustee of any changes that would affect the administration of any Award under the Trust (including without limitation changes to the terms of the Award, the Scheme Rules or status of the Selected Participant, or lapse or cancellation of the Award, etc.)

The Trustee shall not have any obligations pursuant to this Trust Deed in relation to any Awards made to a person who is not a Selected Participant at the Grant Date.

4.2	Discretionary dealing in Shares by the Trustee

The Trustee may take necessary actions to acquire such number of new or existing Shares as it considers to be appropriate or to sell Shares on the market for the purposes of the Scheme and the Trust.

Notwithstanding the foregoing, the Trustee shall not deal in Shares at any time if the Trustee has received notice in writing from the Company that any such dealing at that time would cause the Trustee, Holdco, the Company, or any Subsidiary, or a director, officer or employee of the Company, Holdco or any Subsidiary to be in breach of the provisions of any applicable laws, rules or regulations (including the Listing Rules).

4.3	Rights under an Award

Whether an Award under the Scheme is granted, valid, vested, lapsed or cancelled shall be determined in accordance with the Scheme Rules and the applicable Award Letter. In the event an Award granted to a Selected Participant lapses or is cancelled by the Board (or the Delegate(s)) or is otherwise rendered invalid in accordance with the Scheme Rules and the Award Letter, such Selected Participant shall have no right or claim against the Company, any Group Company, the Board, the Delegates, the Trust or the Trustee with respect to the Award, any underlying Shares, or any right thereto or interest therein in any way.

4.4	Vesting Notices

The Company shall send a copy of any Vesting Notice sent to a Selected Participant to the Trustee at the same time that notice is sent to the Selected Participant.

4.5	Directions to satisfy awards

If, following the vesting of an Award, the Board (or the Delegate(s)) decides to either:

(a)	direct and procure the Trustee to transfer the number of Shares set out in the Vesting Notice to the Selected Participant (and, if applicable, any Distributions and Proceeds in respect of those Shares); or

(b)	direct and procure the Trustee to pay to the Selected Participant in cash the amount of equivalent value of the vested Shares set out in the Vesting Notice,

in each case for the purposes of satisfying the Award to the Selected Participant in accordance with the Scheme Rules, the Company shall promptly give notice to the Trustee to that effect, and the Trustee shall comply with any such direction. In this Trust Deed a direction to transfer Shares shall be referred to as a “Share Direction”, a direction to transfer Distributions and Proceeds shall be referred to as a “Distributions Direction” and a direction to pay cash shall be referred to as a “Cash Direction” and “Direction” shall be taken to mean any one of them.

4.6	Acquisition of Shares by Trustee to satisfy Share Direction

Any Share Direction to a Selected Participant may be satisfied by the Trustee either transferring (or cause Holdco to transfer) legal and beneficial ownership of those Shares to the Selected Participant, or to an account nominated by the Selected Participant for that purpose or, at the Trustee’s discretion and with the prior consent of or at the request of the Selected Participant, by vesting the beneficial ownership of those Shares in the Selected Participant (on such terms as the Trustee may agree with the Selected Participant), including without limitation vesting the beneficial ownership of the Shares in the Selected Participant and selling those Shares as soon as practicable thereafter, as the Trustee thinks fit, (with the proceeds of that sale, after deduction of costs incurred in that sale, being paid to the Selected Participant).

Where the Trustee (or Holdco) has insufficient Shares to satisfy the transfer of Shares required by any Share Direction in the Trust Fund, after taking account of pre-existing obligations to transfer Shares in accordance with any Share Direction, the Company shall enter into such arrangements with the Trustee as may be necessary to enable the Trustee (or Holdco) to acquire the requisite number of Shares in the Trust Fund to meet its obligations pursuant to the Share Direction, which arrangements will include the contribution of any necessary sums into the relevant Trust Fund to the extent necessary to facilitate that acquisition of Shares. Any excess amount provided by the Company shall not automatically form part of the Trust Fund and shall be refunded to the Company if the Company so directs in writing that such excess amount (or any part thereof) shall be refunded. If no such direction is received by the Trustee within 30 days of the date of completion of the transfer of the relevant Shares to the Trustee or Holdco, such excess amount (or part thereof) shall be contributed to the Trust Fund in which case such excess amount (or part thereof) shall form part of the Trust Fund and be retained by the Trustee (or Holdco) for the benefit of the Trust.

For the avoidance of doubt, the Trustee or Holdco is not obliged to acquire the requisite number of Shares as provided above, save to the extent that there are sufficient funds in the Trust Fund to acquire the same (after taking account of any arrangements as referred to above).

4.7	Satisfaction of Cash Directions and Distributions Directions

Where the Trustee (or Holdco) has insufficient cash or other assets to satisfy the payment of cash or transfer of assets required by any Cash Directions and/or Distributions Directions in the Trust Fund, after taking account of pre-existing obligations to transfer cash or assets in accordance with Directions, the Trustee shall sell (or cause Holdco to sell) Shares held in the relevant Trust Fund which are not required to satisfy Share Directions (if the Company consents to that sale) in order to raise cash to satisfy Cash Directions or Distributions Directions; and to the extent that there is still insufficient cash for those purposes, the Company shall contribute any necessary sums into the relevant Trust Fund.

For the avoidance of doubt, the Trustee or Holdco is not obliged to comply with a Cash Direction save to the extent that there are sufficient funds in the Trust Fund to satisfy the Cash Direction (after taking account of any contributions made to the Trust Fund as provided above).

4.8	Specific restriction on dealings in relation to Directions

Notwithstanding the provisions of Clauses 5, 6 and 7, if the Company, the Trustee, Holdco or any relevant Selected Participant would or might be prohibited from dealing in Shares by the Listing Rules or any other applicable laws, regulations or rules, at the time when the Shares would otherwise have been allotted, issued or transferred (as the case may be) under those provisions, the allotment, issue or transfer shall occur as soon as possible after the date when such dealing is permitted by the applicable laws, regulations or rules (including the Listing Rules).

4.9	General restrictions on subscription for Shares

(a)	The Company would not issue any Shares to the Trustee or Holdco without the approval of the shareholders of the Company in accordance with all applicable laws and regulations (including but not limited to the Listing Rules) or in excess of the amount permitted in the mandate approved by the shareholders of the Company.

(b)	Any allotment or issue of new Shares to the Trustee or Holdco for the purposes of this Trust Deed are made for the purpose of the Scheme and in no circumstances shall be construed as being made with a view to the new Shares being offered for sale to the public.

4.10	Payments to the Trust Fund

In order to achieve the purposes of the Scheme, the Company may, and may arrange for the Group Company to, in each case to the extent not prohibited by the Listing Rules and applicable laws, from time to time remit amounts from the relevant company’s resources to the Trustee to be held on trust of the Trust.

5	INVESTMENT POWERS

5.1	No requirement to invest

The Trust Fund or any part of them may be applied in acquiring Shares and insofar as the Trust Fund or any part of them are not so applied, the same may be placed on current or deposit account with any bank and the Trustee shall not be required to invest, or to invest at interest, the Trust Fund or any part of it.

5.2	No obligation to diversify

The Trustee shall not be under any obligation to diversify the investment of the Trust Fund and, in particular, may retain, in their existing condition, any investments, including Shares or other securities of the Company, or other property (including uninvested money) for the time being forming part of the Trust Fund for so long as the Trustee in its absolute discretion thinks fit notwithstanding that the same may comprise the sole investment of the Trust Fund without being liable for any loss occasioned thereby.

5.3	Restriction on derivatives

The Trustee shall not invest in any derivatives based on Shares without the express written consent of the Company.

6	OTHER POWERS

In addition to all the powers vested in the Trustee by law, and without prejudice to Clauses 14 and 15, the Trustee shall have the following additional powers regarding the assets held pursuant to this Trust Deed insofar as the exercise of the same shall not be inconsistent with the trust of this Trust Deed or the provisions of the Scheme Rules:

(a)	power to accept additions to the Trust Fund from the Company, and/or from the Group Company;

(b)	power to consider recommendations from the Company as to when to purchase or sell Shares;

(c)	subject to the Scheme Rules, power to hold or allow to remain in the name or under the control of the Trustee the whole or part of the Trust Fund and the Trustee shall not be liable for any loss to the Trust Fund occasioned by the exercise of this power provided that the Trustee acts in accordance with this Trust Deed and the Scheme Rules;

(d)	power to apply the Trust Fund or any part of them or the whole or any part of the income of the Trust Fund in paying any stamp duty payable in respect of, and other costs, liabilities or expenses which may arise as a result of any transfer of or agreement to transfer Shares to a Selected Participant that the Trustee considers necessary to meet (including, without limitation any liability for taxes, social security contributions or other tax related items), which may occur, without limitation, by:

(i)	the reduction in number of any Shares to be transferred to the Selected Participant, and sale of such Shares on-market, as necessary to meet such cost, liability or expense;

(ii)	the reduction in number of Shares to be transferred to the Selected Participant and retention of such Shares in the Trust Fund provided that the Company agrees to bear such cost, liability or expense; and / or

(iii)	the transfer of the Shares to the Selected Participant where the Trustee in its sole discretion is satisfied that the Selected Participant shall bear such cost, liability or expense himself or herself, as the Trustee deems appropriate with the consent of the Company;

(e)	power to pay any duties or taxes or other fiscal impositions (together with any related interest or penalties or surcharges) for which the Trustee or Holdco may become liable in any part of the world and to have entire discretion as to the time and manner in which such duties, taxes and fiscal impositions shall be paid and no person interested under this Trust Deed shall be entitled to make any claim whatsoever against the Trustee by reason of their making such payment;

(f)	power to deduct or withhold from any sum of money credited to the Trustee or Holdco by the Company or any Subsidiary any amounts for which the Trustee may as a trustee be accountable to any third party;

(g)	power to enter into arrangements with a Selected Participant for the sale of Shares transferred to that Selected Participant and to remit the proceeds to the Company or any Subsidiary on behalf of that Selected Participant in satisfaction of any tax or other liability incurred by the relevant company on behalf of or in relation to the Selected Participant;

(h)	subject to Clause 15 and with the prior written consent of the Company (such consent shall not be unreasonably withheld or delayed), power to delegate to any other person or persons (including any one or more of themselves) all or any of the administrative and management functions and powers (including investment powers) either by virtue of the terms of this Trust Deed or by virtue of their office as trustee without being liable for the acts, omissions or defaults of any such delegate or for any loss to the Trust Fund resulting therefrom, except to the extent that any such acts and losses are incurred as a direct result of the Trustee’s wilful default, PROVIDED THAT the Trustee shall not be entitled to delegate the exercise of discretionary trusts and powers in relation to the Trust Fund which require or empower the determination of beneficial interests in the Trust;

(i)	power to make any payment to any Selected Participant and into such Selected Participant’s bank account or designated payment account as indicated by the Company or such bank account of the personal representative(s) of any deceased Selected Participant as the Board (or the Delegate(s)) directs and in such case the Trustee shall be discharged from obtaining a receipt or seeing to the application of such payment;

(j)	power to enter into agreements with the Company pursuant to which the Trustee agrees to transfer Shares in settlement of Awards granted by the Company (such transfers being consistent with the trusts set out in Clause 2.1 (a));

(k)	power to employ and pay from the Trust Fund any agent or adviser in any part of the world in order to transact any business or do any act required to be transacted or done in the execution of the trust hereof, notwithstanding that the Trustee may be interested in such agent or adviser; and

(l)	subject to Clause 15, without prejudice to Clause 6(h) and with the prior written consent of the Company (such consent shall not be unreasonably withheld or delayed), power to enter into any transaction with any other person or persons in order to transact any business or do any act required to be transacted or done in the execution of the trust hereof (including the appointment of an agent, nominee and/or custodian of the assets of the Trust Fund or any part thereof, without being liable for the acts, omissions or defaults of any such agent, nominee and/or custodian except to the extent that any such acts and losses are incurred as a direct result of the Trustee’s wilful default), notwithstanding that the Trustee may be interested in such other person or persons, provided that where the Trustee is interested in such other person or persons:

(i)	there will be no additional cost to the Trust Fund or the Company as a result of the transaction; or

(ii)	any such additional cost will not exceed any limits on such expenditure contained in any agreement between the Company and the Trustee in relation to the Trustee’s powers and duties under this Trust Deed.

Each such power shall be a separate power in addition and without prejudice to the generality of all other powers vested in the Trustee, and the Trustee may exercise all or any of the same from time to time in its absolute discretion in such manner and to such extent as may seem to be desirable, without the intervention of any Selected Participant.

7	REMOVAL AND APPOINTMENT OF TRUSTEE

7.1	Removal and appointment

The statutory power of appointing a new Trustee shall be vested in the Company and, subject to Clause 7.2, the Company shall have the power:

(a)	to remove any person as Trustee of the Trust on giving not less than ninety (90) days’ notice in writing to such Trustee (or any shorter period agreed in writing by the Company and such Trustee); and

(b)	to appoint a new or additional Trustee provided always that the removal of any person as a Trustee under this Clause 7.1 shall be operative and capable of taking effect only if the new or additional trustee has accepted the position as Trustee.

7.2	Retirement of Trustee

(a)	Any Trustee may, at any time, retire from office by giving prior written notice to the Company at the expiry of ninety (90) days from the date when that notice is served on the Company or any shorter period agreed in writing by the Company provided that that retirement shall not take effect unless and until immediately after there will be a new Trustee. Notwithstanding the preceding provisions in this clause, if no replacement Trustee is appointed after six (6) months from such retirement notice or such a longer period as mutually agreed, the outgoing Trustee shall, with reasonable prior written notice to the Company, have the right to apply to the court for direction and transfer of funds and for all purposes upon the court approving such application, the outgoing Trustee shall have no fiduciary obligations to the Participants under the Trust and such obligations are deemed to have been terminated.

(b)	Notwithstanding anything to the contrary herein contained, the Trustee may retire from office and the retirement shall take effect immediately upon the happening of the following events or any one of them notwithstanding there is no new Trustee:

(i)	immediately without any need of giving any notice to the Company if the Company shall cease to have the appropriate authorisations which permit the Company lawfully to perform the obligations envisaged by this Trust Deed at any time or immediately upon notice given by the Company if the Trustee shall cease to have the appropriate authorisations which permit the Trustee lawfully to provide the obligations envisaged by this Trust Deed;

(ii)	the Company shall unreasonably have failed to pay the Fees or any monies payable by the Company to the Trustee or any part thereof within sixty (60) days after the same shall have been invoiced or demanded. provided that the Trustee may (but is not obliged to) postpone the retirement date to such a date as it thinks necessary to ensure the smooth handover to the successor Trustee in accordance with the Trust Deed (the “Postponement Period”). For the avoidance of doubt, the Company shall continue to pay to the Trustee the Fees during the Postponement Period according to the agreed charges and remuneration in place immediately before the Postponement Period.

(c)	Retirement of the Trustee pursuant to Clause 7.2(a) and/or Clause 7.2(b) shall be without prejudice to any other rights or remedies a party may be entitled to under this Trust Deed or any separate fee agreement or at law and shall not affect any accrued rights or liabilities of any of the parties nor the coming into or continuance in force of any provision which is expressly or by implication intended to come into or continue in force on or after such termination.

(d)	Upon the retirement of the Trustee whether pursuant to Clause 7.2(a) or Clause 7.2(b):

(i)	the parties undertake to each other to complete or procure the completion of any transaction already initiated at the effective date of retirement;

(ii)	the parties each agree to take all reasonable steps to ensure that the transfer of the Trust Fund from the outgoing Trustee to the new Trustee (or, where the Company does not intend the Trust to continue, the phasing out of the arrangements envisaged by this Trust Deed) is implemented in an efficient manner and without adverse effect on the Company or on the business or reputation of the parties;

(iii)	where the Trustee retires under Clause 7.2(b) at a time when there is no replacement Trustee and the Company intends the Trust to continue, the Company shall use its best endeavours to appoint a new Trustee as soon as possible and the Trustee shall hold the Trust Fund until that new Trustee is appointed;

(iv)	if, following the date of retirement, any amount is payable by the Company to the Trustee, the Company shall pay such amount in accordance with the terms of this Trust Deed;

(v)	the Trustee shall at the Company’s cost and in accordance with the Company’s instructions either: -

(A)	deliver to the Company (or as it may direct), all documents, papers and other records relating to the Scheme in the Trustee’s possession which are the property of the Company. Information which is at that time being held on a computer may be delivered on magnetic tape or in other machine readable form by agreement between the parties, or in the absence of such agreement, by print-out in legible form; or

(B)	destroy all documents, papers and other records relating to the Scheme in the Trustee’s possession which are the property of the Company.

(e)	In the event of retirement pursuant to Clause 7.2(a) or Clause 7.2(b), the Company shall remain liable for all fees and expenses accrued up to and including the date of actual retirement, or, if later, the date a new Trustee is appointed under Clause 7.2(d)(iii).

7.3	Outgoing Trustee

An outgoing Trustee shall execute and do or make all such transfers or other documents, acts or things as may be necessary for vesting the Trust Fund in the new or continuing Trustee(s) or placing them under its/their control and shall be bound and entitled to assume that any new Trustee(s) is/are proper person(s) to have been appointed, and the new or continuing Trustee(s) shall cause the endorsement of a memorandum hereof as to the trusteeship in accordance with Clause 7.4, PROVIDED ALWAYS THAT where an outgoing Trustee is liable as a Trustee hereof for any duties or taxes or fiscal impositions wheresoever arising and whether or not enforceable through the courts of the place where such Trustee is resident or where the Trust is for the time being administered, then that Trustee shall not be bound to transfer the Trust Fund as aforesaid unless reasonable security is provided for indemnifying it against such liability.

7.4	Memorandum of change of Trustee

On every change in the trusteeship, a memorandum shall be endorsed on or permanently annexed to this Trust Deed stating the name(s) of the person(s) who is/are the Trustee(s) for the time being and shall be signed by the person(s) so named. Any person dealing with the affairs of the Trust shall be entitled to rely upon any such memorandum (or the latest of such memoranda if more than one) as sufficient evidence that the person(s) named therein is/are duly constituted Trustee(s).

7.5	Appointment of corporate trustee

A trust corporation or other corporate trustee may be appointed by deed to be a Trustee hereof upon such terms as to remuneration and otherwise as may be agreed at the time of its appointment by the person making the appointment (on the one hand) and the trust corporation or other corporate trustee (on the other hand).

7.6	Trustee Ordinance references to trust corporation

The provisions of sections 38 and 40 of the Trustee Ordinance shall apply hereto as if any reference therein to a trust corporation were a reference to a company or body corporate carrying on trust business.

8	TRUSTEE’S CHARGES AND REMUNERATION

8.1	Trustee’s Remuneration

(a)	The Trustee shall be entitled to remuneration for its services and reimbursement of its reasonable costs and expenses in connection with the Trust in accordance with the Trustee’s ordinary terms and conditions for trust business in force from time to time, subject to the provisions of the Fee Acknowledgement Letter or on such other terms and conditions as agreed in writing by the Company and the Trustee from time to time.

(b)	The Trustee is, at its sole discretion, entitled to deduct from the Trust Fund or demand the Company to pay to the Trustee (in which case the Company is obliged and undertakes to the Trustee to do so) the Fees free from and clear of all taxes including withholding taxes. The provision of any additional services shall be subject to agreement between the parties as to services, fees and terms.

(c)	Unless otherwise stated in the Fee Acknowledgement Letter or agreed otherwise, the Fees shall be payable within thirty (30) days of the date of a valid invoice.

(d)	If the Company fails to pay the Fees within sixty (60) days of the date of the Trustee’s invoice, the Trustee may suspend provision of the Services until payment in full is received.

(e)	Failure to make payment in accordance with Clause 8.1(c) hereof constitutes a breach of contract and, notwithstanding any rights that the Trustee may have under Clause 8.1(d), all other rights or remedies (either contractual or otherwise as may arise by common law or statute) of the Trustee are reserved.

8.2	Fees paid from Trust Fund or by Company

The Trustee is entitled to, at its sole discretion, deduct from the Trust Fund or request the Company to pay to the Trustee (in which case the Company is obliged and undertakes to the Trustee to do so) all reasonable fees, costs and expenses incurred by the Trustee in the administration of the Trust (including but not limited to the Trustee’s remuneration, and the fees of any agent, nominee and/or custodian appointed in accordance with the provisions of Clause 6(h) and/or Clause 6(1) in respect of the assets of the Trust Fund or any part thereof). For all the fees, costs, and expenses incurred by the Trustee in performing its duty hereunder, including but not limited to acquisition and sale of Shares, the Trustee is entitled to, at its sole discretion, deduct from the Trust Fund or request the Company to pay to the Trustee (in which case the Company is obliged and undertakes to the Trustee to do so) such fees, costs and expenses in the sum(s) specified to be payable by the Company in the Fee Acknowledgement Letter (where so specified), to the Trustee.

8.3	Fees of Trustee’s professional advisers

No fees or expenses charged by a professional adviser to the Trustee shall be paid out of the Trust Fund unless the Trustee has informed the Company of engaging such professional adviser and the engagement is for the purpose of the Scheme, and the Company agrees that such funds may be, at the sole discretion of the Trustee, funded from the Company or funded from the Trust Fund.

9	PERSONAL INTERESTS OF TRUSTEE

9.1	Personal interest not to invalidate acts

No decision of or exercise of a power by the Trustee shall be invalidated or questioned on the grounds that the Trustee or any individual Trustee or any director or other officer of the Trustee had an interest in a personal or fiduciary capacity in the result of any decision or in the exercising of any power and any such person may vote in respect thereof and be taken into account for the purposes of a quorum notwithstanding his interest.

9.2	Dealings with Company

A Trustee and any director or other officer of a body corporate acting as a Trustee shall not be precluded from acquiring, holding or dealing with any debentures, debenture stock, shares or securities whatsoever of the Company or Group Company or from entering into any contract or other transaction with the Company or Group Company, and the Trustee shall not be in any manner whatsoever liable to account to the Company or the Selected Participants for any profits made or benefits obtained by him or it thereby or in connection therewith.

9.3	Trustee may keep fees etc.

Any Trustee or any director or other officer or any employee of a corporate body acting as a Trustee or any associate or person or body connected with the Trustee to be employed and remunerated as a director or other officer or employee or as agent or adviser of any company, body or firm in any way connected with the Scheme may keep as his property (and without being liable to account therefor) any remuneration, fees or profits received by him in any such capacity, notwithstanding that his situation or office may have been obtained, held or retained by means or by reason of his position as the Trustee or as an employee or officer of a corporate trustee of the Trust or of any shares, stock, property, rights or powers whatever belonging to or connected with the Scheme.

9.4	Corporate trustees

Any corporate body acting as a trustee may carry out, in its own office, in connection with the Trust, any business which by its constitution it is authorised to undertake and in which it is then, in fact, ordinarily engaged, upon the same terms as would for the time being be made with an ordinary customer; and if it is a bank, it shall be entitled to act as a banker and make advances to the Trustee in connection with the Trust, without accounting for any profit thereby made and in all respects as if it were not a Trustee.

10	PROTECTION OF TRUSTEES

10.1	Liability

In the professed execution of the ‘Trust and powers contained in this Trust Deed, no Trustee, Holdco, director of Holdco or director, officer or employee of a body corporate acting as a Trustee shall be liable to any current or future Trustee, Eligible Person or any other person for any amount except to the extent that such amount becomes due or payable as a result of the Trustee’s fraud, wilful misconduct or gross negligence.

10.2	Indemnity

(a)	The Company COVENANTS with the Trustee, Holdco, director of Holdco and every director or, officer and employee of a body corporate acting as a Trustee (collectively, the “Indemnified Parties”) jointly and severally for themselves and as trustee(s) for their successor(s) in title, that it will at all times hereafter keep each of them and each of their successor(s) in title as Trustee(s) and each of their estates and effects fully indemnified and saved harmless, both before as well as after any removal or retirement of a Trustee pursuant to Clause 7 against all claims, losses, demands, actions, proceedings, charges, expenses, costs, damages, taxes, duties and other liabilities (collectively, the “Liabilities”) that may be suffered or properly incurred by them or by any of them in connection with the execution of the trust and powers of this Trust Deed except to the extent that such Liabilities are finally determined by a court of competent jurisdiction or an arbitral panel (not subject to further appeal) to have been caused by gross negligence, fraud or wilful misconduct on the part of the Indemnified Parties.

(b)	Without prejudice to the provisions of Clause 10.2(a), the Trustee, Holdco, director of Holdco and every director, officer and employee of a body corporate acting as a Trustee are entitled to be fully indemnified and kept harmless out of the Trust Fund both before as well as after any removal or retirement of a trustee pursuant to Clause 7 hereof against all Liabilities that may be suffered or properly incurred by them or by any of them in connection with the execution of the trusts and powers of this Trust Deed except to the extent that such Liabilities are finally determined by a court of competent jurisdiction or an arbitral panel (not subject to further appeal) to have been caused by gross negligence, fraud or wilful misconduct on the part of the Indemnified Parties.

(c)	Any indemnity to which a person is entitled under this Trust Deed is in addition to any indemnity otherwise legally permitted. This right of indemnification is not lost or impaired by reason of a separate matter (whether before, on or after the occurrence of the liability).

10.3	Warranty to the Trustee

The Company warrants to the Trustee that it has obtained all necessary internal and external authorisations and approvals in relation to this Trust Deed to the extent that its scope differs from that of the Scheme, and that that difference in scope is not in breach of any applicable laws, rules and regulations.

10.4	Undertaking to the Trustee

(a)	In relation to any transactions carried out under this Trust Deed, it is anticipated that in most cases the Trustee may hold the information the subject of this Clause 10.4. The Trustee intends to put in place appropriate procedures to comply with all applicable client identity rules imposed by applicable regulators and the Company has agreed to give the Trustee the undertaking contained in this Clause 10.4 to facilitate the above.

(b)	If the Trustee receives a request (a “Regulator Request”) for identity and contact details of the ultimate beneficiary and of the person originating the instruction for a transaction carried out by the Trustee in discharging its duties under this Trust Deed (the “Relevant Details”) from The Stock Exchange of Hong Kong Limited and/or the Securities and Futures Commission of Hong Kong (collectively, the “Regulators”), whether directly or indirectly, the Trustee may, to the extent permitted by applicable laws, rules or regulations and promptly send the Company a copy of the Regulator Request together with any other information necessary for the Company to identify the subject matter of the Regulator Request including, where the transaction is a sale by the Trustee, the names of the Selected Participants if applicable (the “Request Notification”). A copy of any Request Notification shall be sent by email to the Company Secretary of the Company or the Company’s contact person as directed by the Company from time to time.

(c)	The Company hereby expressly undertakes to the Trustee that, if the Company receives a Request Notification (delivered in accordance with the time limits set out in Clause 10.4(b)), it shall supply the Relevant Details to the relevant Regulator or Regulators no later than two (2) hours prior to the expiration of two (2) Business Days from the date of the Regulator Request. This undertaking shall apply regardless of whether the Request Notification is given after the Trustee has retired as Trustee, or this Trust Deed has been terminated. It is understood that, in relation to any sale by the Trustee relating to a Selected Participant, the Company will have no further information as to the name of the ultimate beneficiary and the person originating the instruction for the transaction other than the name of the Selected Participant supplied by the Trustee with the Request Notification, but the Company will use its best endeavours to supply other details in relation to such Selected Participant named by the Trustee as requested by the Regulators.

(d)	The Company shall not be liable to the Trustee in any way in relation to any breach of the undertaking contained in Clause 10.4(c) save to the extent that that breach is the result of fraud or wilful misconduct or gross negligence on the part of the Company.

(e)	Without prejudice to the generality of Clause 10.4(d), the Company shall not be liable to the Trustee in any way in relation to any breach of the undertaking contained in Clause 10.4(c) if and to the extent that that breach arises for any of the following reasons:

(i)	neither the Company nor any Subsidiary possesses the Relevant Details;

(ii)	the Company was unable to supply the Relevant Details to the Regulators by the time specified in Clause 10.4(c), despite using its reasonable best efforts so to do;

(iii)	the Company is prevented by applicable law, regulation or other legally enforceable provision from supplying the Relevant Details.

(f)	The Company shall not be liable to the Trustee in any way should any Relevant Details supplied by it pursuant to the undertaking in Clause 10.4(c) prove to be incorrect save where the incorrect details are the result of fraud or wilful misconduct or gross negligence on the part of the Company.

(g)	The Company and the Trustee agree that, should any of the limitations on liability contained in Clauses 10.4(d) to (f) be considered by any court to be ineffective, that shall not affect the other limitations which shall remain in full force and effect.

(h)	The Company shall not be required by reason of this Clause 10.4 to maintain any records or retain any information which may in the future become the subject of a Request Notification in addition to the Company’s normal records and information procedures, and in particular shall not be obliged to keep records of any transactions carried out by the Trustee under this Trust Deed.

10.5	Trust Deed prevails over Scheme

To the extent that the provisions of this Trust Deed are inconsistent with the provisions of the Scheme (if at all), it is the provisions of this Trust Deed which govern the Trustee in connection with the execution of the trusts and powers of this Trust Deed.

10.6	Limitation of Acts

The Trustee is not required to do anything:

(a)	for which it does not have a full right of indemnity out of the property of the Trust Fund available for that purpose; or

(b)	where the Trustee may incur an actual or contingent liability that is, in the opinion of the Trustee in its absolute discretion, not limited satisfactorily to the Trustee.

11	INFORMATION

11.1	Information provided by the Company

The Trustee shall be entitled to rely, without further enquiry, on all information supplied to it by the Company and/or the Board (or the Delegate(s)) with regard to its duty as trustee of the Trust and in particular, but without prejudice to the generality of the foregoing, any notice given by the Company and/or the Board (or the Delegate(s)) to the Trustee in respect of the eligibility of any person to become and remain a Selected Participant, the vesting and lapsing of any Awards shall be conclusive in favour of the Trustee.

11.2	Information provided by a Selected Participant

Where the Trustee sells any Shares on behalf of a Selected Participant pursuant to this Trust Deed, the Trustee shall be entitled to rely on any information given to the Trustee by such Selected Participant (without being required to verify that information) as to whether such Selected Participant possesses any sensitive information at the time of giving instructions to the Trustee to sell Shares on his behalf, in the absence of actual knowledge of the Trustee to the contrary (and, for the avoidance of doubt, if the Trustee has been notified by the Company that the Selected Participant possesses sensitive information or, if the Company is in a close period, it shall be deemed to have actual knowledge of those facts for the purposes of this Clause).

11.3	Information sharing

The Company confirms it has authorised Futu Network Technology Co., Ltd (as ESOP system provider for the Scheme) to share information regarding the Scheme with the Trustee and Futu Securities International (Hong Kong) Limited (in its capacity as broker) for the purposes of performing their duties in relation to the Scheme. Further, in relation to the beneficial interest/ownership of any Shares to be transferred out of the Trust to the Company’s account with Futu Securities International (Hong Kong) Limited (as broker) the Company further confirms that, as far as it is concerned, the Trustee is entitled to rely on beneficial interest/ownership information supplied to it by Futu Network Technology Co., Ltd (as ESOP system provider for the Scheme), save in the case of manifest error or gross negligence of Futu Network Technology Co., Ltd (as ESOP system provider for the Scheme). For the avoidance of doubt, the Company shall not be under any obligation to make any enquiry into the veracity of any such information so supplied.

11.4	Information Disclosure

(a)	Notwithstanding anything to the contrary contained in this Trust Deed, the Trustee shall, in furtherance of the Trustee’s obligation under or pursuant to FATCA, CRS, the Inland Revenue Ordinance (Cap. 112 of the Laws of Hong Kong or any analogous law, regulation, rule, ordinance or treaty (collectively “Compliance Laws”) and such other obligations and duties as required by any taxation or government authorities anywhere in the world howsoever and wheresoever arising and whether legally enforceable or not (collectively “Compliance Obligations”) as the Trustee may in its absolute discretion deem necessary, have the power to:

(i)	keep information relating to the identity, citizenship and tax residence and status and such other necessary information (as required under the Compliance Laws or by any taxation or government authorities) of the Company, the Participants or other Controlling Person (as such term is defined under the relevant Compliance Laws, the “Controlling Person”) for the purpose of compliance with such Compliance Obligations; and

(ii)	disclose or report such information referred to in paragraph (i) above to any relevant government or tax authority or third party financial institution in any jurisdiction for any purpose as such government or tax authority or third party financial institution may deem appropriate in the circumstances at their discretion.

(b)	Notwithstanding anything to the contrary contained in this Trust Deed, in the absence of wilful misconduct, gross negligence or fraud, the Trustee shall not be liable for any penalty or withholding imposed under the Compliance Laws and all local or foreign statute, law, regulation, ordinance, rule, judgment, decree, voluntary code, directive, sanctions regime, court order, treaty, agreement with or demands or request by such authorities resulting from the reporting of incomplete or incorrect information, or the failure to report such information and the Company shall indemnify the Trustee on a full indemnity basis against any such penalty or withholding.

11.5	Information received by email or fax

In order for the Trustee to accept the Company’s instructions by facsimile or via email, the Company acknowledges and agrees that the transmission of its instructions is subject to the availability and/or operation of any public telecommunications network, the Company’s telecommunications network and the Trustee’s telecommunication networks. The Company further acknowledges and agrees that the Trustee shall in no event be liable for any loss or damage suffered or incurred by the Trustee or any third party arising from or in connection with the delay or failure of transmission of the Company’s instructions by facsimile or via email. The Company further agrees and undertakes to the Trustee that the Company will fully indemnify the Trustee and every director, officer or employee of the Trustee against all actions, proceedings, claims, losses, damages, costs (including legal costs) and expenses (“Liability”) brought against, suffered or incurred by the Trustee arising directly out of or in connection with giving instructions by facsimile or via email, including Liability resulting from a claim made or brought by a third party against either the Trustee or both of the Company and the Trustee with respect to the instruction by facsimile or via email (including a claim that results from the Trustee acting on any forged or fabricated or otherwise inaccurate, invalid or unauthorised documents or instructions by facsimile or via email).

12	AMENDMENT 12.1 Power to amend

The Trustee and the Company may, during the Trust Period, alter, modify or add to any of the trust or provisions of this Trust Deed at any time or times by deed executed by both parties (but not otherwise), which shall be expressed to be supplemental to this Trust Deed, and this Trust Deed shall then be construed and take effect as if the provisions of such deed were incorporated in this Trust Deed, PROVIDED THAT no alteration modification or addition may:

(a)	restrict or affect the right of the Trustee to retire under the terms of the Trust Deed;

(b)	reduce or adversely affect the right or interest of any Selected Participant insofar as such right or interest has been granted or awarded pursuant to the prior exercise by the Trustee of the Trustee’s powers under this Trust Deed; or

(c)	confer on any person other than an Eligible Person any eligibility or entitlement to benefit.

12.2	Amendments to Scheme

The Company agrees and undertakes to the Trustee that no amendment, alteration, modification or addition shall be made to the Scheme which affects the Trustee’s obligations under this Trust Deed without the prior written consent of the Trustee (save as may be required to comply with applicable law or regulation or the Listing Rules).

13	ACCOUNTS AND AUDIT

The Trustee shall maintain adequate records and accounts in relation to the Trust, and shall allow the Company (or its advisers) such access to those records and accounts as the Company may reasonably require for the purposes of enabling the Company to prepare its financial statements. The Company may on reasonable notice, and at its cost, audit those records and accounts.

14	STATUTORY DUTY OF CARE

The statutory duty of care set out in the Trustee Ordinance (Cap. 29 of the Laws of Hong Kong) and, in particular, Division 2 of the Third Schedule of the Trustee Ordinance (Cap. 29 of the Laws of Hong Kong) shall be excluded from this Trust Deed.

15	AGENTS, NOMINEES AND CUSTODIANS

The statutory powers to appoint agents, nominees and custodians set out in the Trustee Ordinance shall be excluded from this Trust Deed.

16	TERMINATION OF TRUST PERIOD

The Trust Period may be terminated early by the Company giving notice to that effect to the Trustee.

17	MISCELLANEOUS

17.1	Interaction with employment contracts

Neither the provisions of this Trust Deed nor the Trust shall form part of any contract of employment or contract for service (as the case may be) between any Eligible Person and the Company or Group Company nor (save as specifically provided) shall they confer on any person any legal or equitable rights (other than those constituting and attaching to the Award Shares themselves) against the Company or the Trustee directly or indirectly or give rise to any cause of action at law or in equity against the Company or the Trustee.

17.2	Trust irrevocable

The Trust is an irrevocable trust.

17.3	Provisions severable

Each and every provision of this Trust Deed shall be treated as a separate provision and shall be severally enforceable as such and, in the event of any provision or provisions being or becoming unenforceable in whole or in part, they shall be deemed to be deleted from this Trust Deed to the extent that they are unenforceable, and any such deletion shall not affect the enforceability of this Trust Deed as remain not so deleted.

18	GOVERNING LAW

The trust hereby created is established under the laws of Hong Kong and the rights of the Selected Participants and the rights, powers and duties of the Trustee and the Company under this Trust Deed and the construction of every provision of this Trust Deed shall be governed by and construed in accordance with the laws of Hong Kong.

19	THIRD PARTY RIGHTS

No third party other than the parties to this Trust Deed shall have the right to enforce the provisions of this Trust Deed as a third party beneficiary. The Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the Laws of Hong Kong) shall not apply to this Trust Deed.

IN WITNESS whereof the parties hereto have executed this Trust Deed as a deed the day and year first before written.

The Common Seal of	)
SUPER HI	)
INTERNATIONAL HOLDING LTD.	)
Was hereunto affixed	)
By resolutions of the board of directors	)
In the presence of:	)

/s/ Zhou Zhaocheng
Authorised Person

The Common Seal of	)
FUTU TRUSTEE LIMITED	)
Was hereunto affixed	)
By resolutions of the board of directors	)
In the presence of:	)

/s/ Raymond Chiu
Authorised Person

Schedule 1
SUPER HI INTERNATIONAL HOLDING LTD.

AMENDED AND RESTATED RULES RELATING TO THE
SUPER HI INTERNATIONAL HOLDING LTD.
SHARE AWARD SCHEME